Exhibit 99.(h)(xii)

Martin Currie, Inc.

Saltire Court

20 Castle Terrace

Edinburgh

EH1 2ES

April 30, 2014

Martin Currie Business Trust

c/o Martin Currie, Inc.

Saltire Court

20 Castle Terrace

Edinburgh

EH1 2ES

Re:  Fee Waiver Relating to Global Emerging Markets Fund

Ladies and Gentlemen:

This is to inform you that Martin Currie, Inc. (the “Manager”) hereby agrees to reduce the compensation it is entitled to receive under its investment advisory agreement with respect to the Global Emerging Markets Fund (the “Fund”), a series of the Martin Currie Business Trust (the “Trust”), from May 1, 2014 through April 30, 2015, such that the Manager’s advisory fee will be charged during that period at the annual rate of 0.45% of the Fund’s average net asset value.

We understand and intend that you will rely on this undertaking in making disclosures to potential investors in the Fund, in preparing and filing amendments to the Registration Statement of the Trust on behalf of the Fund on Form N-1A with the Securities and Exchange Commission and in accruing the Fund’s expenses for purposes of calculating its net asset value per share and for other purposes, and we expressly permit you to do so.

MARTIN CURRIE, INC.

By:	/s/ Ralph Campbell
Name:	Ralph Campbell
Title:	Director